Exhibit 10.3

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT is made on December 22, 2017.

BETWEEN:

DELMAR PHARMACEUTICALS INC. and DELMAR PHARMACEUTICALS (B.C.) LTD.

(collectively “DelMar” or the “Company”)

AND:

JEFFREY BACHA

(the “Employee”)

WHEREAS:

A.	The Employee has been employed by DelMar most recently as its President and Chief Operating Officer pursuant to a written contract of employment dated July 1, 2016 as amended by way of letter agreement dated November 3, 2017 (the “Employment Agreement”);

B.	DelMar has advised the Employee of its intention to terminate his employment without just cause; and

C.	The Employee and DelMar have reached an agreement to fully and finally settle any matters in relation to the Employee’s employment and the termination of that employment on the terms and conditions set out in this Settlement Agreement.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES AND COVENANTS CONTAINED HEREIN:

1.	The Parties acknowledge. agree and confirm as follows:

(a)	The Employee shall continue to serve as President and Chief Operating Officer until January 1, 2018. During such time, the Employee shall provide transitional assistance.

(b)	DelMar shall pay to the Employee his regular base salary until January 1, 2018.

(c)	DelMar shall pay to the Employee all accrued but unused vacation pay up to January 1. 2018, which the parties hereto agree to be 30 days.

(d)	Following the termination of employment effective January 1. 2018 and pursuant to section 4.2(a)(iii) of the Employment Agreement. DelMar shall pay to the Employee the sum of US$270,833.33, which is the equivalent of 13 months’ base salary.

(e)	Pursuant to section 4.2(a)(ii) of the Employment Agreement, DelMar shall pay to the Employee a further sum of US$9,600.00 which is the equivalent of 12 months’ compensation in lieu of benefits.

(f)	All unvested stock options held by the Employee shall vest immediately on the date hereof in accordance with section 4.2(b) of the Employment Agreement. The Employee shall have until December 31, 2020 to exercise vested options.

(g)	The Employee and DelMar shall enter into a consulting services agreement whereby the Employee shall provide consulting services to DelMar on an as needed basis up to 40 hours per week from January 1, 2018 to April 30, 2018. DelMar shall pay to the Employee a fixed consulting fee of US$20,833.00 per month, regardless of whether the number of hours required by DelMar for the Employee to provide such consulting services is less than 40 hours per week. The term of such consulting services agreement may be extended on a part-time basis by mutual agreement between DelMar and the Employee on terms to be established by the parties.

(h)	DelMar shall reimburse the Employee for any properly incurred business expenses submitted with appropriate documentation in accordance with DelMar’s expense reimbursement policies up to December 31, 2017. Any amounts previously paid to the Employee as expense reimbursements that cannot be supported with appropriate documentation or were not legitimate business expenses in accordance with Company policy will be repaid to DelMar by the Employee. The Employee consents to have any such expense reimbursement overpayments deducted from the consulting fees set out in paragraph 1(g) above.

(I)	All payments provided hereunder will be made in a timely manner and in any event no later than January 31, 2018 and shall be subject to applicable statutory withholdings, provided however that the parties agree to use commercially reasonable efforts to structure such payments in a tax efficient manner for the benefit of the Employee.

(j)	The Employee confirms that he remains bound by: (i) the confidentiality provisions contained in sections 6.1 and 6.2 of the Employment Agreement; and (ii) the non-competition and non-solicitation provisions set out in sections 6.3 and 6.4 of the Employment Agreement, provided however that the Employee shall not be prohibited from maintaining or establishing advisory roles with patient advocacy or not-for-profit research organizations such as, but not limited to, the National Brain Tumor Society and further that DelMar shall not unreasonably withhold consent for Employee’s engagement with organizations involved in the advancement of glioblastoma multiforme (GBM) treatments.

(k)	The Employee hereby agrees not to stand for reelection to the Board of Directors of the Company at DelMar’s Annual General Meeting to be held on or about April 11, 2018.

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2.             In consideration of DelMar entering into this Settlement Agreement and other good and valuable consideration (as more particularly described in paragraph 1 above), the Employee hereby remises, releases and forever discharges DelMar, its subsidiary companies, and as applicable all of their respective officers, directors, partners, shareholders, employees, agents, successors, administrators, executors, heirs and assigns of and from any and all actions, causes of action, suits, debts, dues, accounts, costs, legal costs, contracts, claims and demands of every nature or kind, statutory or otherwise, including any claims made pursuant to the Employment Standards Act (BC), the Human Rights Code (BC), which the Employee, and, as applicable, the Employee’s agents, successors, administrators, executors, heirs and assigns now have or at any time hereafter can, shall or may have in any way arising or resulting from any cause, matter, or anything whatsoever existing up to and including the last date of the Employee’s employment with DelMar, other than (a) DelMar’s obligations hereunder and (b) DelMar’s continuing obligations to the Employee under the Indemnity Agreement dated November 3, 2017.

3.             The Employee agrees that the terms of this Settlement Agreement shall not constitute nor be deemed to be an admission of liability by DelMar in respect of any claim which the Employee hereto presently has or hereafter can, shall or may have and any such liability by DelMar is in fact expressly denied. The terms of this Settlement Agreement are contractual and not merely a recital.

4.             The Employee further agrees that he will not make any claim or take any proceedings against any other person or corporation who might claim contribution or indemnity from DelMar hereto in respect of the subject matter of this Settlement Agreement except in respect of the Indemnity Agreement.

5.             The Employee further understands and agrees that the payment by DelMar of the said consideration is a compromise and is not to be construed or considered to be an admission on the part of either DelMar in respect of any claim the Employee presently has. or hereafter can, shaft or may have in the future and any liability of DelMar is in fact expressly denied.

6.             This Settlement Agreement is binding on the Employee’s heirs, executors, administrators, agents and assigns and enures to the benefit of the officers, directors, shareholders, employees, agents, successors, administrators and assigns of DelMar and its respective subsidiaries.

7.             The Employee further understands and agrees that the Employee will not disclose, except in the necessary conduct of his business, to his legal and financial advisors (and then only to the extent absolutely necessary) or unless required to do so by law, the fact of, or the terms of, the settlement between the Employee and DelMar.

8.             It is further understood and agreed that the Employee will not make any adverse or unfavorable statements concerning DelMar. its subsidiaries or any of their respective officers, directors, shareholders or employees in the context of such relationships of the Employee and such persons related to his employment at the Company or concerning any relationship the Employee had with DelMar or any of its subsidiaries, or any of their respective officers, directors, shareholders or employees.

9.             It is further understood and agreed that DelMar will not make any adverse or unfavorable statements concerning the Employee concerning any relations the Employee had with DelMar or any of its subsidiaries, or any of its respective officers, directors, shareholders or employees.

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10.           It is further understood and agreed that the Employee hereby represents and declares that the Employee executes this Settlement Agreement as the Employee’s own free act for the consideration set forth herein (and has not been influenced to any extent whatsoever in executing this Settlement Agreement by any representations or statements made by DelMar, or by any person on behalf of DelMar) and that the Employee has read this Settlement Agreement and has had the opportunity to take independent legal advice as to its terms and the Employee acknowledges that DelMar relies on this representation and declaration.

11.           The Employee confirms that he has the opportunity to receive independent legal advice prior to executing this document and he voluntarily accepts the consideration offered for the purpose of making a full and final compromise and settlement of ail claims aforesaid.

12.           In consideration of the Employee entering into this Settlement Agreement and other good and valuable consideration (as more particularly described in this Settlement Agreement), the Company on its own behalf and on behalf of its subsidiary companies, hereby remises, release and forever discharges the Employee, and as applicable all of his administrators, executors, heirs and assigns of and from any and all actions, causes of action, suits, debts, dues, accounts, costs, legal costs, contracts, claims and demands of every nature or kind, statutory or otherwise, which the Company or any of its subsidiary companies, successors, assigns, administrators, executors, now have or at any time hereafter can, shall or may have in any way arising or resulting from any cause, matter, or anything whatsoever existing up to and including the last date of the Employee’s employment with DelMar, other than the Employee’s obligations hereunder, including without limitation the Employee’s employment with DelMar save an expect that the Employee shall not be remised, released or discharged of any claims arising out the illegal, fraudulent or grossly negligent acts or omissions on the part of the Employee during the term of his employment with DelMar.

13.           The Parties hereto agree that this Settlement Agreement contain the entire agreement between the Parties.

[Signature page follows]

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  IN WITNESS WHEREOF the Parties have hereunto set their hands as of the date first above written.

DELMAR PHARMACEUTICALS INC.

Per:	/s/ Saiid Zarrabian
Authorized Signatory

DELMAR PHARMACEUTICALS (B.C.) LTD.

Per:	/s/ Saiid Zarrabian
Authorized Signatory

SIGNED, SEALED AND DELIVERED in	)
The presence of:	)
/s/Dennis M. Brown	) )	/s/ JEFFREY BACHA
Witness	)	JEFFREY BACHA
Dennis M. Brown	)
Name	)
)
Address	)
)
Consultant	)
Occupation	)

[Signature Page - Settlement & Release]